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Exhibit (a)(1)(G)

FORMS OF CONFIRMATION E-MAIL

Confirmation E-mail to Option Holders who Elect to Participate in the
Offer to Amend the Exercise Price of Certain Options

        Hewlett-Packard Company has received your election form dated            , 2006, by which you elected to have some or all of your outstanding eligible option grants amended in accordance with the terms of the Offer to Amend.

        If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form which was previously provided to you, and faxing it to (650) 625-3471 no later than 9:00 p.m., Pacific Time, on December 21, 2006. Only withdrawal forms that are complete, signed and actually received via fax by the Company by the deadline will be accepted. Withdrawal forms submitted by hand delivery, e-mail, United States mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions concerning the submission of your form, please e-mail STOCKTENDER@MERCURY.COM. Please note that our receipt of your election form is not by itself an acceptance of the options. For purposes of the offer, Hewlett-Packard will be deemed to have accepted options with respect to which proper elections have been made and not properly withdrawn as of the date when Hewlett-Packard gives oral or written notice to the option holders generally of its acceptance of such options, which notice may be made by press release, e-mail or other method of communication. Hewlett-Packard's formal acceptance is expected to take place shortly after the end of the offer period.

Confirmation E-mail to Option Holders who Withdraw their Stock Options from the
Offer to Amend the Exercise Price of Certain Stock Options

        Hewlett-Packard Company has received your withdrawal form dated            , 2006, by which you rejected Hewlett-Packard's offer to amend some or all of your eligible outstanding options. Any options you have not withdrawn will remain bound pursuant to your prior election form.

        If you change your mind, you may once again elect to accept the offer with respect to some or all of your eligible option grants by completing and submitting a new election form and faxing it to (650) 625-3471 no later than 9:00 p.m., Pacific Time, on December 21, 2006. If you have questions concerning the submission of your form, please e-mail STOCKTENDER@MERCURY.COM.

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  Exhibit (a)(1)(G)
FORMS OF CONFIRMATION E-MAIL
Confirmation E-mail to Option Holders who Elect to Participate in the Offer to Amend the Exercise Price of Certain Options
Confirmation E-mail to Option Holders who Withdraw their Stock Options from the Offer to Amend the Exercise Price of Certain Stock Options